                                                                     Exhibit 10

                 [LETTERHEAD OF JOHNSON RICE & COMPANY L.L.C.]

                                                                   May 10, 1999

Board of Directors
Pamida Holdings Corporation
8800 "F" Street
Omaha, NE 68127

Gentlemen:

   You have asked our opinion as investment bankers as to the fairness to the stockholders of Pamida Holdings Corporation (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") among ShopKo Stores, Inc. ("ShopKo"), ShopKo Merger Corp. ("Merger Sub") and the Company. The Agreement provides for a tender offer by Merger Sub for all of the outstanding shares of the Company's Common Stock at $11.50 per share, net to the seller in cash, followed by the merger of Merger Sub into the Company pursuant to which the Company will become a wholly owned subsidiary of ShopKo and each outstanding share of the Company's Common Stock and Nonvoting Common Stock (other than shares owned by the Company as treasury stock and shares owned by ShopKo and Merger sub) will be converted into the right to receive $11.50 in cash.

   Johnson Rice & Company L.L.C. ("Johnson Rice"), as a part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placement and valuations for estate, corporate and other purposes.

   In connection with the opinion described below, we have reviewed certain business and financial information relating to the Company and have performed the following functions:

  1. Reviewed the historical consolidated financial statements of the Company for the last three fiscal years;

  2. Conducted discussions with certain members of the senior management of the Company concerning certain business operations, the financial condition, the operating performance and future prospects of the Company and its subsidiaries;

  3. Reviewed the historical price and trading activity of the Common Stock of the Company;

  4. Reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and its subsidiaries;

  5. Considered and analyzed public information with respect to the terms of certain other transactions that we believe to be relevant;

  6. Reviewed the most recent draft of the Agreement dated May 7, 1999.

   In addition, we have considered such other information and have conducted such other analyses as we deemed appropriate under the circumstances. In connection with our review, we have relied upon the accuracy and completeness of the financial and other information furnished to us by the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on basics reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We have assumed no obligation to independently verify the accuracy or completeness of such information and have not made any independent evaluation or appraisal of the Company's assets or liabilities.

   We will receive a fee in connection with the delivery of this opinion. In addition, in the ordinary course of our business, we or our affiliates may trade the securities of the Company and ShopKo for our own account and for the accounts of customers and may at any time hold a long or short position in such securities. Neither Johnson Rice nor its principals have a material interest in the Company or ShopKo.

   Our opinion is limited in that it relates solely to the fairness from a financial point of view of the consideration to be paid to the stockholders of the Company pursuant to the Agreement. Our opinion set forth herein is based upon conditions and circumstances existing on the date hereof, including current public and private equity markets, and is subject to considerable uncertainty concerning such conditions and circumstances in the future. In addition, we have not been asked to consider, and our opinion does not address, the relative merits of the Agreement as compared to any alternative business strategy that might exist for the Company. In connection with our rendering of this opinion, we were not asked to, and did not, solicit other proposals to merge with or acquire the Company. Our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Agreement.

   This opinion is intended for the benefit and use of the Company's Board of Directors in considering the Agreement and does not constitute a recommendation of the Agreement to the Company or a recommendation to any stockholder of the Company. This opinion may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be included in its entirety in
(i) any proxy or information statement distributed to stockholders of the Company in connection with the merger contemplated by the Agreement, (ii) any tender offer materials distributed to stockholders of the Company in connection with the tender offer contemplated by the Agreement, and (iii) any "blue sky" filing or other submission to state securities authorities.

   Subject to the foregoing and based upon our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the Company's stockholders pursuant to the Agreement is fair from a financial point of view to the stockholders of the Company.

                                          Sincerely,

                                          /s/ Johnson Rice & Company, L.L.C.
                                          ---------------------------
                                          Johnson Rice & Company L.L.C.

                                       2